Exhibit 99.1

Erie Indemnity Reports Fourth Quarter 2009 Results

4Q 2009 Highlights

•	Net income per share-diluted was $0.43 per share in the fourth quarter 2009 compared to a net loss per share-diluted of $0.12 per share in the fourth quarter of 2008.

•	Net operating income per share (excluding net realized gains or losses and impairments on investments and related taxes) increased to $0.39 per share in the fourth quarter of 2009 from $0.29 per share for the same period one year ago.

•	Gross margins from management operations increased to 14.6 percent in the fourth quarter of 2009 from 12.1 percent in the fourth quarter of 2008.

•	GAAP combined ratios of the insurance underwriting operations increased to 91.1 percent in the fourth quarter of 2009 from 89.0 percent in the fourth quarter of 2008.

•	Revenue from investment operations totaled $1.2 million for the fourth quarter of 2009, compared to losses of $40.3 million for the fourth quarter of 2008.

Erie, Pa., February 25, 2010 - Erie Indemnity Company (NASDAQ: ERIE) announced today fourth quarter 2009 earnings of $24.9 million, or $0.43 per diluted share, compared to losses of $6.3 million, or $0.12 per diluted share, from the fourth quarter of 2008. Operating income (excluding net realized gains or losses and impairments on investments and related taxes) increased to $22.6 million, or $0.39 per share, in the fourth quarter of 2009 from $15.0 million, or $0.29 per share, for the same period last year.

Details of Fourth Quarter 2009 Segment Results:

Segment Income
(in millions)	4Q’09	4Q’08

Management Operations	$33.9	$27.3
Insurance Underwriting Operations	4.7	5.7
Investment Operations	1.2	(40.3)

Income before income taxes	$39.8	$(7.3)
Provision for income taxes	14.9	(1.0)

Net Income	$24.9	$(6.3)

Management operations

Pre-tax income from management operations increased to $33.9 million in the fourth quarter of 2009 from $27.3 million in the fourth quarter of 2008.

Gross margins from management operations increased to 14.6 percent in the fourth quarter of 2009 compared to 12.1 percent in the fourth quarter of 2008. Management fee revenue increased 2.9 percent for the quarter ended December 31, 2009 compared to the same period in 2008. Direct written premiums of the Property and Casualty Group, upon which the management fee is calculated, increased 2.8 percent in the fourth quarter of 2009, compared to the fourth quarter of 2008, reflecting an increase in policies in force offset by lower average premium per policy.

Policies in force grew 3.5 percent to over 4.1 million at December 31, 2009 due to continuing strong policyholder retention rates and increased new policies sold. The policyholder retention ratio was 90.6 percent at December 31, 2009 and 2008. The year-over-year average premium per policy for all lines of business decreased 1.9 percent in December 31, 2009 compared to 2008. The personal lines year-over-year average premium per policy increased 0.1 percent, while the commercial lines year-over-year average premium per policy decreased 6.1 percent. The commercial lines decrease was driven by lower workers compensation premium due to shifts in the mix of our book of business and lower exposures driven by reductions in payroll levels.

The cost of management operations decreased slightly to $197.9 million in the fourth quarter of 2009 from $198.1 million for the same period in 2008. Commission costs, the largest component of the cost of management operations, increased to $133.1 million, or 0.8 percent, in the fourth quarter 2009 from $132.1 million in the fourth quarter of 2008. Fourth quarter cost of management operations, excluding commission costs, decreased 1.9 percent to $64.8 million from $66.0 million, primarily driven by the capitalization of certain labor costs related to our technology initiatives.

Insurance underwriting operations

Insurance underwriting operations generated income before income tax of $4.7 million in the fourth quarter of 2009 compared to $5.7 million for the same period in 2008. GAAP combined ratios of the insurance underwriting operations increased to 91.1 percent in the fourth quarter of 2009 from 89.0 percent in the fourth quarter of 2008.

•	The current accident year loss and loss expense ratio, excluding catastrophe losses, was 68.1 percent in the fourth quarter of 2009, which was 0.6 points lower than the 68.7 percent in the fourth quarter of 2008.

•	Development of prior accident year loss reserves improved the combined ratio by 6.2 points in the fourth quarter of 2009 compared to 6.8 points for the fourth quarter of 2008.

•	Catastrophe losses contributed 1.9 points and 0.8 points to the GAAP combined ratio in the fourth quarters of 2009 and 2008, respectively.

Investment operations

Investment operations generated income before income tax of $1.2 million for the fourth quarter of 2009, compared to losses before income tax of $40.3 million for the fourth quarter of 2008.

•	Net investment income, which includes primarily interest and dividends on the Company’s bonds and stocks, decreased by 5.7 percent to $10.2 million for the quarter ended December 31, 2009, from $10.8 million for the same period in 2008. This decrease was driven by lower preferred stock holdings.

•	Net realized gains on investments totaled $5.3 million compared to losses of $25.1 million in the fourth quarters of 2009 and 2008, respectively. The common stock portfolio generated realized losses of $1.1 million in the fourth quarter of 2009, compared to realized losses of $18.4 million in the fourth quarter of 2008.

•	Impairment losses recognized in earnings totaled $1.7 million in the fourth quarter of 2009 compared to $7.7 million in the fourth quarter of 2008.

•	Equity in losses of limited partnerships totaled $12.5 million in the fourth quarter of 2009 compared to $14.6 million in the fourth quarter of 2008.

•	Equity in losses of Erie Family Life Insurance Company was $0.1 million in the fourth quarter of 2009, compared to $3.7 million in the fourth quarter of 2008.

Full Year 2009 Summary

Erie Indemnity net income totaled $108.5 million, or $1.89 per share-diluted, for the year ending December 31, 2009 compared to $69.2 million, or $1.19 per share-diluted, for the year ending 2008. Investment operations improved in 2009 as the financial markets showed signs of recovery compared to 2008. Operating income (excluding net realized gains or losses and impairments on investments and related taxes) decreased to $109.6 million, or $1.91 per share, in 2009 from $142.7 million, or $2.46 per share in 2008.

Segment Income
(in millions)	2009	2008
Management Operations	$186.5	$172.5
Insurance Underwriting Operations	1.6	13.3
Investment Operations	(30.4)	(77.8)

Income before income taxes	$157.7	$108.0
Provision for income taxes	49.2	38.8

Net Income	$108.5	$69.2

•	Gross margins from management operations increased to 18.7 in 2009 from 17.6 in 2008.

•	GAAP combined ratios of the insurance underwriting operations increased to 99.2 in 2009 from 93.6 in 2008.

•	Losses from investment operations totaled $30.4 million in 2009 compared to $77.8 million in 2008.

We repurchased 49,220 shares of our outstanding Class A nonvoting common stock in conjunction with our stock repurchase plan at a total cost of $1.9 million in the fourth quarter of 2009. For the year, we repurchased 91,420 shares at a total cost of $3.1 million. In May 2009, our Board of Directors approved a continuation of the current stock repurchase program through June 30, 2010. We have approximately $98 million of repurchase authority remaining under this plan at December 31, 2009.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest automobile insurer in the United States based on direct premiums written and the 18th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.1 million policies in force and operates in 11 states and the District of Columbia.

Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Shopping Experience.” This recognition is based on the results of the 2009 Insurance Shopping Study, which evaluates the experience of customers purchasing a new auto insurance policy. Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and 800 life-health insurance companies and recognizes the top performers for achieving outstanding financial results in safety and consistency over a five-year period (2004-2008).

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not in the present or past tense and can generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “seek,” “should,” “target,” “will,” and other expressions that indicate future trends and events. Forward-looking statements include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of such statements are discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volumes, and agency appointments. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements are the following:

•	factors affecting the property/casualty and life insurance industries generally, including price competition, legislative and regulatory developments;

•	government regulation of the insurance industry including approval of rate increases;

•	the size, frequency and severity of claims;

•	natural disasters;

•	exposure to environmental claims;

•	fluctuations in interest rates;

•	inflation and general business conditions;

•	the geographic concentration of our business as a result of being a regional company;

•	the accuracy of our pricing and loss reserving methodologies;

•	changes in driving habits;

•	our ability to maintain our business operations including our information technology system;

•	our dependence on the independent agency system;

•	the quality and liquidity of our investment portfolio;

•	our dependence on our relationship with Erie Insurance Exchange; and

•	the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission.

A forward-looking statement speaks only as of the date on which it is made and reflects the Company’s analysis only as of that date. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

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